FORM 15
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 Certification and Notice of Termination of Resignation under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                 Commission File Number: 0-20596
                                                                         -------

                        BKC Semiconductors Incorporated
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Six Lake Street, Lawrence, Massachusetts 01841
               --------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                                executive office)

                           Common Stock, no par value
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ---------------------------------------------------------
             (Title of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)   [X]                 Rule 12h-3(b)(1)(ii)  [ ]
    Rule 12g-4(a)(1)(ii)  [ ]                 Rule 12h-3(b)(2)(i)   [ ]
    Rule 12g-4(a)(2)(i)   [ ]                 Rule 12h-3(b)(2)(ii)  [ ]
    Rule 12g-4(a)(2)(ii)  [ ]                 Rule 15d-6            [ ]
    Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date:
 1
---

     Pursuant to the requirements of the Securities Exchange Act of 1934, BKC Semiconductors Incorporated has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                 BKC SEMICONDUCTORS INCORPORATED



                                                 By: /S/ James R. Shiring
                                                     ---------------------------
                                                     James R. Shiring, President

Date: May 15, 1998